SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             Micro-Integration Corp.
                (Name of Registrant as Specified In Its Charter)

    ________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:


     2)   Aggregate number of securities to which transaction applies:


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     4)   Proposed maximum aggregate value of transaction:


     5)   Total fee paid:


[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:


     2)   Form, Schedule or Registration Statement No.:


     3)   Filing Party:


     4)   Date Filed:

June 28, 1997

To My Fellow Shareholders:

During the 1996-1997 fiscal year ending March 31, 1997, your Company implemented a new corporate strategy designed to increase revenues and return to profitability. As our 1998 fiscal year begins, the major elements in implementation of this strategy have been set in motion and we believe the Company is positioned to begin to see the results of the changes we have made over the past eighteen months.

As you know, our "core" business in past years has been PC- and LAN-to-IBM mainframe and midrange (AS/400) connectivity products. As you also know, some time ago we realized our core business of supplying connectivity devices and software to link PCs and networks to IBM AS/400s was becoming a mature market characterized by stagnant or declining unit sales and fierce price competition. Although we were working hard to get costs in line, we knew we also had to incur the expenses necessary to implement a new strategy that would produce revenue growth to offset the revenue decline being caused by market conditions in our PC connectivity business.

During this past year we completed initial implementation of the strategy and reversed the trend of declining revenues. Our revenues for the year ended March 31, 1997, were $9.7 million, up 24% from last year. Sales in the fourth quarter, however, were more indicative of the changes made during the year. During this record-breaking quarter, ended March 31, 1997, sales were $4.0 million, up 118% from the same quarter a year ago, and up 60% from the prior quarter ended December 31, 1996. Unfortunately, these changes have come at a cost. Our expense reduction efforts did not keep pace with the decline in sales in our PC connectivity business and revenues from our new strategy did not become significant until the last quarter of the year. As a result, we incurred a loss of $819,000, or $0.34 per share, in the first three quarters of the fiscal year. In the fourth quarter, we incurred costs to reduce expenses further, wrote off or reserved for questionable PC connectivity inventory and bad debt, and sold our money-losing European operations at a loss. This resulted in a loss of $1.4 million, or $0.55 per share for the quarter, giving a loss for the year of $2.2 million, or $0.89 per share. In the year ahead it is our expectation that we will see the benefits of these expenses translated into our P&L statement. In the rest of this letter, I will outline our strategy, what we have done, our game plan for the year ahead, and what we expect in the future.

Our Strategy:

Previous letters to you have outlined how the expertise of your Company lies in its experience with communications and networks. We have been in the communications business since 1978. We are also experts in dealing with small- to medium-sized companies (which we define as those with less than $500 million in sales) because they are the companies we have been serving with our PC-to-AS/400 products. Our strategy has been designed to capitalize on these strengths.

We believe that solid technological expertise, total network integration services, training and after-installation support are not generally available to small- to medium-sized organizations in secondary markets, because of their size, location, and number of workers. The Fortune 500 organizations in major markets have been solicited for business by the large network integrators and information technology companies. Small- and medium-sized companies, the Fortune 5000, however, are not only under-served, but are not, for the most part, even being solicited for business by companies with broad-based network skills. We believe these companies represent an untapped niche market and an opportunity for growth for our Company.

We believe there is great potential in focusing our expertise on customers who, because of their location or size, are under-served by other networking specialists. We are using the same high-quality service we provided to our PC connectivity customers as leverage to reach this under-served market. We have already developed many of the systems and much of the expertise needed to handle small- to medium-sized accounts, and have opened beachheads in a regional marketplace. Our intention is to eventually translate this regional effort into a national presence, serving the Fortune 5000.

What we have done:

The first step towards our new direction was taken in December 1995, when we became an Internet Service Provider for the immediate geographical region around our Frostburg, Maryland, corporate headquarters. Our goal in doing this was to get firsthand knowledge of what we saw as a key ingredient in the future of remote computing and networks, and to get a door-opening service offering that would get us into major accounts for the networking services business that is our area of expertise.

The second step was to start a Technology Services business unit in our Frostburg, MD, headquarters, offering network design, consulting, implementation, and support services to businesses in our region. This unit was started in April 1996, and has concentrated on upgrading and certifying the skills of our networking professionals.

Previous letters have mentioned that we are looking for companies to acquire that have an installed base of customers, computer systems expertise, and that share our vision and commitment to service. So the third step taken was to begin to expand our geographic reach, customer base, and buying power by acquiring two Ohio companies: Computer Site, Inc., of Strongsville, OH, and Computer One of Ohio, Inc., of Lima, OH. Both companies fit our model, and both are contributing significantly to our operations, results and opportunities.

The last step was to position your Company for profitability in the future by divesting money-losing operations. To this end, we reduced our staff and eliminated all non-revenue-producing functions in our PC connectivity business, scaling back such things as marketing and new product development. We also sold our money-losing European operations, because they did not fit our strategy and we did not think they could be made profitable in the short term.

Our game plan for the year ahead:

1. Nurture our PC Connectivity Market Segment.

We are not abandoning our PC connectivity business, especially the segment for connecting PCs and LANs to AS/400 midrange computers. We continue to enjoy attractive gross margins in this segment, even though unit and dollar volumes are declining by approximately 30% a year. We will continue to serve customers with high-quality products and service, using our current low-cost structure, primarily telemarketing and catalog sales.

2. Expand our Existing Technology Services Business.

We think we can significantly expand the business of our three current Technology Services locations. The areas we currently serve are growing, and significant competitors in our market segment are few. We will concentrate on using our strengths to develop new services and new customers, using our existing facilities, supplemented by additional staff as required.


3. Expand our Technology Services Business to other Markets.

We continue to aggressively look for small companies to acquire. For the immediate future, we are concentrating on companies that are located in our region, which is Maryland, Pennsylvania, and Ohio. We do not think any of these acquisitions will be very large or costly, because the companies we are seeking are small, with their growth potential largely unrealized. Over time, we expect to make many more acquisitions as we build a national presence.


What you should expect:

We believe we have demonstrated we have turned the corner on revenue, and we expect to see increases over the prior year each quarter this year. We are working hard to turn the corner on profitability in the near future. Our goal, of course, is to produce profits consistently. We are striving to improve the bottom line each quarter through expense control, through providing higher-margin products and services and by increasing sales through internal growth and more acquisitions.

In the meantime, we enjoy respectable financial status, as indicated by such year-end measures as our current ratio (1.5:1), our nominal long term debt (a $1.1 million mortgage on our Frostburg, MD, facility), and our working capital ($1.1 million). We believe we are positioned to increase shareholder value by virtue of our experienced management team, our network and communications expertise, our reputation, our financial wherewithal, and our growing prospect base.

One final comment: when used in this letter, the words "think," "believe," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. The Company undertakes no obligation to publicly release the result of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your continued support. As always, please feel free to call with your questions or comments at any time.

Sincerely,
/s/ John Parsons
-----------------------------------
John Parsons

Office phone: 1-800-832-4526 (extension 820)
Private office fax:  1-301-689-0876
Home phone: 1-301-724-5128
E-mail: jparsons@miworld.net

                             MICRO-INTEGRATION CORP.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JULY 29, 1997


     The Annual Meeting of Stockholders of Micro-Integration Corp. (the "Company") will be held on July 29, 1997 at the offices of the Company, One Science Park, Frostburg, Maryland 21532 at 3:00 p.m., for the purpose of considering and acting upon the following proposals:

          (1) To elect a Board of four (4) directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

          (2) To ratify the designation of Ernst & Young LLP as independent accountants for the period ending March 31, 1998;

          (3) To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on June 16, 1997 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

     The Company's March 31, 1997 Annual Report to Stockholders accompanies this Notice of Meeting and Proxy Statement.

                                   By Order of the Board of Directors



                                   Lisa M. Jenkins
                                   Secretary

Frostburg, Maryland
June 30, 1997

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                             MICRO-INTEGRATION CORP.

                                One Science Park
                            Frostburg, Maryland 21532
                                 (301) 689-0800
                              --------------------

                                 PROXY STATEMENT

                              --------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  JULY 29, 1997

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Micro-Integration Corp., a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders of the Company to be held on July 29, 1997. This proxy statement and the accompanying form of proxy are being mailed to stockholders on or about June 30 1997.

                                  VOTING RIGHTS

     Stockholders of record of the Company as of the close of business on June 16, 1997 have the right to receive notice of and to vote at the Annual Meeting. On June 16, 1997, the Company had issued and outstanding 2,491,939 shares of Common Stock (the "Common Stock"), the only class of voting securities outstanding. Each share of Common Stock is entitled to one vote for as many separate nominees as there are directors to be elected and for or against all other matters presented. For action to be taken at the Annual Meeting, the majority of the shares entitled to vote must be represented at the meeting in person or by proxy. Shares of stock may not be voted cumulatively. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the Meeting. Abstentions will be counted in tabulations of the votes cast on proposals, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

                                     PROXIES

     Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company from its stockholders.

     Shares represented by properly executed proxies received by the Company will be voted at the Annual Meeting in accordance with the instructions thereon. It is intended that shares represented by proxies received by the Company with no instructions will be voted in favor of all proposals set forth in the Notice of Meeting and for the nominees as described below.

     Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise by (i) filing with the Secretary of the Company a signed written statement revoking his or her proxy or
(ii) submitting an executed proxy bearing a date later than that of the proxy being revoked. A proxy may also be revoked by attendance at the Annual Meeting and election to vote in person. Attendance at the Annual Meeting will not by itself constitute the revocation of a proxy.

     A copy of the Company's Annual Report on Form 10-KSB for the year ended March 31, 1997, with exhibits, may be obtained by any stockholder of the Company, without charge, by writing to: Micro-Integration Corp., Attention: Lisa
M. Jenkins, One Science Park, Frostburg, Maryland 21532.

                                PROPOSAL NUMBER 1

                      NOMINATION AND ELECTION OF DIRECTORS

     The Company's Bylaws currently provide for the number of directors of the Company to be established by resolution of the Board of Directors. By resolution dated February 8, 1995, the Board fixed the size of the Board at four (4) persons. At the Annual Meeting, a Board of four (4) directors will be elected. Except as set forth below, unless otherwise instructed, the proxy holders will vote the proxies received by them for Management's nominees named below. All of the nominees are presently directors of the Company. In the event that any Management nominee shall become unavailable, or if other persons are nominated, the proxy holders will vote in their discretion for a substitute nominee. It is not expected that any nominee will be unavailable. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

     The proxies solicited hereby cannot be voted for a number of persons greater than the number of nominees named below. The Restated Certificate of Incorporation of the Company does not permit cumulative voting. A plurality of the votes of the holders of the outstanding shares of Common Stock represented at a meeting at which a quorum is present may elect directors.

     THE DIRECTORS NOMINATED BY MANAGEMENT ARE:

     John A. Parsons, 53, has been President, Chairman of the Board of Directors and a director of the Company since it was founded in 1986. He held the same positions at Micro-Integration, Inc., the Company's predecessor, from its founding in 1978. Mr. Parsons also became Chief Financial Officer of the Company on January 2, 1997. From 1975 to 1978, he was an independent consultant doing business as John A. Parsons and Associates, specializing in IBM mainframe communications systems. He was with Avon Products, Inc. as Project and Group Leader, Software and Communications Systems from 1972 to 1975 and was a Data Processing Supervisor for AT&T from 1964 to 1972. He was awarded the ICCP (Institute for the Certification of Computer Professionals) CDP (Certificate in Data Processing) in 1977.

     Wayne M. Lee, 51, was elected as a Director of the Company in September 1994. He currently serves as Chairman of Ryan Lee & Co., Inc., a McLean, Virginia-based investment banking and brokerage firm, which underwrote the May 1994 initial public offering of the Company and which makes a market in shares of its stock. Mr. Lee was formerly a Managing Director at Bankers Trust New York Corporation from 1987 to 1990, where he was a senior investment banker.

     Maxwell F. Eveleth, Jr., 59, is a director of the Company and joined the board in 1986 when the Company acquired i.e. Systems, Inc. ("IES"). Mr. Eveleth was also Executive Vice President of the Company from 1986 to 1987. Prior to the Company's acquisition of IES, he was Chairman of the Board, President and Chief Executive Officer of IES. Currently, Mr. Eveleth is Executive Vice President, MatchWare Technologies, Inc. He has held this position since 1993. From October 1987 to 1993, he was the managing partner and lead consultant of The Metanoic Group, an industry and technology market consulting firm which generally served small information technology companies.

     W. Braun Jones, Jr., 52, was elected as a Director of the Company in September 1994. From June 1993 to April 1994, Mr. Jones served as President and Chief Executive Officer of Genesys Information Systems Corporation, a leading provider of document imaging software to government and commercial users. Mr. Jones was also founder, Chairman and Chief Executive Officer of Carlyn Computer Systems Inc., a computer dealer and leasing company, from 1980 to 1995. Mr. Jones was co-founder and Vice Chairman of the Board for five years, from 1985 to 1991, of Suburban Bank, a $160 million institution with six Washington, D.C. area offices. He has also served on numerous other boards of private companies.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" MANAGEMENT'S NOMINEES.

Committees and Meetings

     The Board of Directors held five meetings during fiscal 1996-97. The Board of Directors has standing Audit and Stock Option/Compensation Committees. The Audit Committee conducted its business during the regular meetings of the Board of Directors during the last fiscal year and in addition, conferred from time to time as necessary. The Stock Option/Compensation Committee, in addition to meetings as part of the regular meetings of the Board of Directors, also conferred from time to time as necessary. The Board of Directors has no standing nominating committee. All directors attended more than 75% of the Board meetings and the meetings of the committees of the Board on which such directors served.

     The Audit Committee of the Board presently consists of Mr. Eveleth and Mr. Lee. The Audit Committee has the responsibility to review the scope of the annual audit, recommend to the Board of Directors the appointment of the independent auditors, and meet with the independent auditors for review and analysis of the Company's systems, the adequacy of controls and the sufficiency of financial reporting and accounting compliance.

     Messrs. Lee and Jones currently serve on The Stock Option/Compensation Committee. The Stock Option/Compensation Committee administers the Company's 1994 Stock Plan and determines the compensation to be paid to each of the Company's executive officers.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of June 16, 1997 by: (i) each person who is known by the Company to beneficially own more than five percent of the Common Stock, (ii) each of the Company's directors, (iii) the Company's Chief Executive Officer ("CEO") and the Company's most highly compensated executive officer other than the CEO who was serving at the end of the last completed fiscal year and whose total annual salary and bonus exceeded $100,000, (the CEO and the executive officer being collectively referred to as the "Named Individuals"), and (iv) all directors and executive officers of the Company as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                                      Number of Shares
                                                                     Beneficially Owned
     Name of Beneficial Owner                                         on June 16, 1997            Percent
     ------------------------                                         ------------------          -------
John A. Parsons(1) .................................................     1,221,365                 49.0%
Micro-Integration Corp.
One Science Park
Frostburg, MD 21532

Maxwell F. Eveleth, Jr.(2) .........................................        65,836                  2.6%
1 Great Hill Circle
Kennebunk, ME 04043
W. Braun Jones, Jr.(3) .............................................         5,200                    *
UOL Publishing, Inc.
1650 Tysons Blvd., Suite 400
McLean, VA 22102

Wayne M. Lee(4) ....................................................        40,970                  1.6%
Ryan, Lee & Company
7929 Westpark Drive, Suite 203
McLean, VA 22102

Barry J. Wirtanen(5) ...............................................           172                    *
311 White Oak Lane
Frostburg, MD 21532

All directors and executive officers as a group
(5 persons) (1)(2)(3)(4)(5) ........................................     1,333,543                 53.5%
------------
*  Less than 1%.

(1) Includes 15,204 shares held in the Micro-Integration Corp. Employee Savings and Stock Ownership Plan, 4,993 shares of which are held by Mr. Parson's wife. Also includes 232,175 shares held by Mr. Parson's wife, 11,850 held by each of three children and 100 shares held by a nephew. Mr. Parsons disclaims beneficial ownership of his wife's shares, his children's shares and his nephew's shares.

(2) Includes 3,500 shares subject to options exercisable within 60 days after June 16, 1997.

(3) Includes 3,500 shares subject to options exercisable within 60 days after June 16, 1997.

(4) Includes 28,470 shares subject to a warrant exercisable on or after May 25, 1995 and 3,500 shares subject to options exercisable within 60 days after June 16, 1997.

(5) Includes 172 shares held in the Micro-Integration Corp. Employee Savings and Stock Ownership Plan.

                      COMPENSATION COMMITTEE INTERLOCKS AND
                 INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Securities and Exchange Commission requires disclosure where an executive officer of a company served or serves as a director or on the compensation committee of an entity other than the Company and an executive officer of such other entity served or serves as a director or on the compensation committee of the Company. The Company does not have any such interlocks. Decisions as to executive compensation are made by the Stock Option/Compensation Committee. Messrs. Lee and Jones are members of the Stock Option/Compensation Committee.

                              CERTAIN TRANSACTIONS

     There are no transactions to report.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth all compensation for the fiscal years ending March 31, 1995, 1996 and 1997 awarded to, earned by, or paid for services rendered to the Company in all capacities by, the Named Individuals.

                           Summary Compensation Table



                                              Fiscal
                                               Year
                                              Ending                                                 All Other
    Name and Principal Position              March 31             Annual Compensation           Compensation ($)
    ---------------------------              --------            ---------------------          ----------------
                                                              Salary ($)         Bonus ($)
                                                              ----------         ---------

John A. Parsons                                1997           $150,000           $    250           $ 17,600(1)
President, Chief Executive                     1996           $148,194           $  1,000           $  9,330(2)
Officer, Chief Financial Officer               1995           $127,658           $ 21,812           $ 12,202(3)
                                               ----           --------           --------           ----------


Barry J. Wirtanen                              1997           $125,000           $  3,250                -0-
Vice President, Sales                          1996           $144,768           $  1,000                -0-
                                               1995           $ 24,999                -0-                -0-
                                               ----           --------                 -                  -

----------------------------
(1) Includes payments by the Company as premiums on a life insurance policy for Mr. Parsons ($11,877) and reimbursement for accrued vacation time not taken ($5,293).

(2) Includes payments made by the Company as premiums on a life insurance policy for Mr. Parsons ($8,910).

(3) Includes payments made by the Company as premiums on a life insurance policy for Mr. Parsons ($7,747) and matching contributions under the Company's 401(k) savings plan ($4,033).

Option Grants in Last Fiscal Year

No options were granted during the fiscal year ended March 31, 1997 to the Named Individuals.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value Table

     No options were exercised during the fiscal year ended March 31, 1997 by any of the Named Individuals. The last sale price of the Common Stock as reported on the Nasdaq Stock Market on March 31, 1997, the fiscal year-end, was $1.187 per share.

Directors' Compensation

     Nonemployee directors are compensated as follows: $1,200 per meeting attended, $1,500 per year for committee membership, and a cash payment equal to 135% of the value of 500 shares of Common Stock at the stock price as of the first day of each calendar quarter. In addition, the Company's 1994 Stock Plan provides for automatic grants of stock options to nonemployee directors. Under the Plan, each nonemployee director who has served for one full year is granted stock options for 1,000 shares of Common Stock on the date of the Annual Meeting of Stockholders. Such options vest in full on the first anniversary of the date. Directors must serve one full quarter in order to be eligible for compensation. Directors are reimbursed for expenses in attending Board meetings.

Employment Agreements

     The Company entered into employment agreements with John A. Parsons and Barry S. Wirtanen dated as of January 20, 1997. Mr. Parsons serves as the Chief Executive Officer, Chief Financial Officer, Chairman of the Board of Directors and President of the Company. His employment agreement provides compensation in the form of an annual salary in the amount of $150,000 per year and a cash bonus equal to the increase in value of 15,000 shares of the Company's Common Stock, if any, during the term of the fiscal year. (The cash bonus had not been approved by the Compensation Committee as of March 31, 1997.) The agreement renews automatically for one year terms, unless either Mr. Parsons or the Company gives notice to the other of an intention to terminate the agreement. Also, both Mr. Parsons and the Company may terminate the agreement at any time upon two weeks written notice. The Company may also terminate the agreement for gross misconduct upon reasonable notice.

     Mr. Wirtanen serves as Vice President for U.S. Sales for the Company. His employment agreement provides for compensation in the form of a salary of $125,000 per year, five-year stock options for 13,000 shares of the Company's Common Stock and an annual performance bonus. The bonus is paid as follows: a $1,000 per month payment, with the balance of any bonus due paid in a lump sum in December of each year. Under the agreement, Mr. Wirtanen does not return any bonus payment to the Company. As of March 31, 1997, the Company's Board of Directors had not authorized the issuance of the stock options. The Company and Mr. Wirtanen may each terminate the employment agreement for any reason upon reasonable notice.


Indemnification of Directors and Officers

     As permitted by Section 145 of the Delaware General Corporation Law, the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Company provide generally that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary.

     The Company has entered into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, the indemnification agreements provide generally that the Company will advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be indemnified.

     The indemnification provision in the Bylaws, and the indemnification agreements entered into between the Company and its directors and executive officers, may be sufficiently broad to permit indemnification of the officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

     The indemnification agreements provide that the Company may purchase and maintain director and officer liability insurance. During the 1996-1997 fiscal year the Company purchased $1,000,000 in director and officer liability insurance from AH&T Insurance at an annual cost of $35,000. The insurance is renewable in November 1997.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                PROPOSAL NUMBER 2

                      RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors has approved the retention of Ernst & Young LLP as independent auditors for the Company for the current fiscal year. The stockholders are asked to ratify the designation of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending March 31, 1998. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to make a statement if he or she desires to do so, and such representative is expected to be available to respond to appropriate questions.

     Should the stockholders fail to ratify the designation of Ernst & Young LLP as independent auditors, retention of the firm for the fiscal year ending March 31, 1998 will be reconsidered by the Board of Directors.

     Unless marked to the contrary, proxies received will be voted "FOR" ratification of the designation of Ernst & Young LLP as independent auditors for the Company's fiscal year ending March 31, 1998.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE COMPANY'S INDEPENDENT AUDITORS.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") reports on Forms 3, 4 and 5 of ownership and changes in ownership of the Company's securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they are not required to file a Form 5 for the fiscal year ended March 31, 1997, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended March 31, 1997.


                                  OTHER MATTERS


     Proposals Intended to be Presented at Next Annual Meeting. Proposals of security holders intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's proxy statement and form of proxy no later than March 4, 1998.

     Other Matters. Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

     Proxy Solicitation. The expense of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, certain officers, directors and Company employees who will receive no additional compensation for their services may solicit proxies by telephone, telegraph or personal interview. The Company is required to request brokers and nominees who hold stock in their name to furnish this proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing.

                                   By Order of the Board of Directors,



                                   LISA M. JENKINS
                                   Secretary


Frostburg, Maryland
June 30, 1997

                             MICRO-INTEGRATION CORP.
                   One Science Park, Frostburg, Maryland 21532
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                  ANNUAL MEETING OF STOCKHOLDERS, July 29, 1997

    The undersigned hereby appoints John A. Parsons and Terry D. Frost, and each of them, proxies, with full power of substitution, for and in the name or names of the undersigned, to vote all shares of Common Stock of Micro-Integration Corp. held of record by the undersigned at the Annual Meeting of Stockholders to be held on Tuesday, July 29, 1997, at 3:00 p.m., at the offices of the Company, One Science Park, Frostburg, Maryland 21532, and at any adjournment thereof, upon the matter described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before, and matters incident to the conduct of, the meeting or any adjournment thereof. Said persons are directed to vote on the matter described in the Notice of Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before, and matters incident to the conduct of, the meeting and any adjournment thereof.

1.  To elect a Board of four (4)             Nominees: John A. Parsons, Wayne M.
    directors to hold office until                     Lee, Maxwell F. Eveleth
    the next annual meeting of                         Jr., W. Braun Jones, Jr.
    stockholders or until their
    respective successors have been
    elected and qualified:

| | FOR: nominees listed at right            | | WITHHOLD authority to vote for
    (except as indicated to the                  nominee(s) specified below
    contrary below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), write the applicable name(s) in the space provided below.

--------------------------------------------------------------------------------

2. To ratify the designation of Ernst & Young LLP as independent accountants for the period ending March 31, 1998:

               | | FOR          | |  AGAINST         | | ABSTAIN

3.  To transact such other business as may properly come before the meeting.

                (Continued and to be signed on the reverse side)

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

                                             THIS   PROXY   WILL  BE   VOTED  AS
                                             DIRECTED  OR,  IF NO  DIRECTION  IS
                                             INDICATED,  WILL BE VOTED "FOR" THE
                                             STATED PROPOSAL.

                                             ___________________________________
                                             Signature of Stockholder

                                             ___________________________________
                                             Signature if held jointly

                                             Dated: _____________________ , 1997


IMPORTANT: If shares are jointly owned, both owners should sign. If signing as attorney, executor, administrator, trustee, guardian or other person signing in a representative capacity, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.